As filed with the Securities and Exchange Commission on April 26, 1995



                                             File No. _________

 _________________________________________________________________________

 _________________________________________________________________________



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549







                             REGISTRATION STATEMENT

                                  ON FORM S-8

                        UNDER THE SECURITIES ACT OF 1933



                       STANDEX INTERNATIONAL CORPORATION



  (Exact name of issuer as specified in its Certificate of Incorporation)



 _____DELAWARE___________________        _______31-0596149_____________

 (State of Incorporation)                (I.R.S. Employer Identification No.)



 6 MANOR PARKWAY, SALEM, NEW HAMPSHIRE____     ______03079______

 (Address of principal executive offices)          (Zip Code)







            STANDEX INTERNATIONAL CORPORATION 1994 STOCK OPTION PLAN

                              (Full Title of Plan)





                              Deborah A. Rosen

                              c/o Standex International Corporation

                              6 Manor Parkway, Salem, New Hampshire 03079

                              (603)_893-9701__________________________

                              (Name, Address and telephone number of

                              agent for service)


                      Calculation of Registration Fee (1)


                              Proposed       Proposed

 Title of                     Maximum        Maximum

 Securities                   Offering       Aggregate          Amount of

 to be        Amount to be    Price Per      Offering           Registration

 Registered   Registered      Share          Price              Fee


 Common Stock     400,000     $ 30.75        $12,300,000        $4,241

 par value

 $1.50 per share


 (1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933,

      (the "Securities Act") as amended, upon the basis of the average of the high and low sale price of the Registrant's Common Stock as reported on the New York Stock Exchange on April 21, 1995.

                                   PROSPECTUS

                                 400,000 Shares





                                  COMMON STOCK

                          (par value $1.50 per share)





      This Prospectus covers the issuance of shares of the Common Stock, par value $1.50 per share ("Common Stock") of Standex International Corporation

 (the "Company"), 6 Manor Parkway, Salem, New Hampshire 03079  (603-893-9701)

 pursuant to the 1994 Stock Option Plan of the Company.  The issuable shares may include authorized but unissued shares or previously issued shares reacquired and held in the treasury of the Company.  This Prospectus also covers such additional shares as may be issuable under said plan in the event of a stock dividend, stock split, recapitalization or other change in the

 Common Stock.  It does not cover the resale of securities acquired under the

 Plan by "affiliates" of the Company (as that term is defined in Rule 405 under the Securities Act).



      Shares may be purchased under the 1994 Stock Option Plan by selected employees of the Company (including officers who are not employees but generally  excluding persons who own more than 10% of the Company's voting securities) who are granted options under the Plan.



      The Common Stock is listed for trading on the New York Stock Exchange.

 The average of the high and low sale prices of the Common Stock on the New

 York Stock Exchange on April 21, 1995 was $30.75 per share, as reported in The

 Wall Street Journal.



             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED

             BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE

                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY

                 OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE

                        CONTRARY IS A CRIMINAL OFFENSE.



      Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or the dates as of which information is set forth herein.  No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in the Prospectus, and if given or made, such information or representations must not be relied upon.  This

 Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.



      The date of this Prospectus is April 26, 1995.



      ITEM 2.   AVAILABLE INFORMATION



      The Company is subject to the informational requirements of the

 Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange

 Commission (the "Commission").  Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at certain of its regional offices at:



      500 West Madison Street, Suite 1400,

      Chicago, Illinois 60661-2511;



      7 World Trade Center, Suite 1300,

      New York, New York   10048;



      5670 Wilshire Blvd.

      llth Floor

      Los Angeles, CA  90036-3648



      Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D. C. 20549.



      Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad

 Street, New York, New York 10005.



      The Company will provide, upon written or oral request, without charge to each person, including any beneficial owner to whom a copy of this Prospectus has been delivered, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents.  Requests for such copies should be directed to Deborah A. Rosen, Senior Corporate Attorney, Legal Department, Standex

 International Corporation, 6 Manor Parkway, Salem, New Hampshire 03079

 (1-603-893-9701).





                                    PART II.



                 INFORMATION REQUIRED IN REGISTRATION STATEMENT





      ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



      The following documents previously filed with the Commission are incorporated in this Prospectus by reference:



      (1)  The Company's Annual Report on Form 10K for the year ended June 30,

 1994, filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the

 latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.



      (2)  All other reports filed pursuant to Section 13(a) or 15(d) of the

 Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.



      (3)  The description of the Common Stock contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.



      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Prospectus by reference and shall be deemed a part hereof from the date of filing of such documents.





      ITEM 4.   DESCRIPTION OF SECURITIES



                                Not Applicable.





      ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL



                                 Legal Opinion



      The legality of the shares of the Common Stock reserved for issuance under the 1994 Stock Option Plan will be passed upon for the Company by

 Deborah A. Rosen, Senior Corporate Attorney of the Company.  At February 6,

 1995, Ms. Rosen owned 3,967 shares of Common Stock (excluding approximately

 1,234 shares in her account at December 31, 1994 under the Company's

 Employees' Stock Ownership Plan).





      ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS



      Under the Seventh Article of the Restated Certificate of Incorporation of

 the Company, each person who is or was a director or officer of the Company will be indemnified by the Company to the fullest extent permitted by Section

 145 of the General Corporation Law of Delaware as the same may be amended and supplemented from time to time.  Section 145(a) of the General Corporation Law of Delaware permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses, judgments, fines and amounts paid in settlement or incurred by him or her in connection with any action,

 suit or proceeding arising out of his or her status as director, officer,

 employee or agent if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.  To the extent that such a person has been successful in defense of any such action or claim, Section 145(c)

 provides that he or she shall be indemnified against expenses incurred by him or her in connection therewith.  Under Section 145(g), a corporation also has the power to purchase and maintain insurance on behalf of any director,

 officer, employee or agent against any liability arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability.



      The Registrant maintains, on behalf of its directors and officers,

 insurance protection in the amount of $20,000,000 against certain liabilities arising out of the discharge of their duties.





      ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED



                                Not Applicable.





      ITEM 8.   EXHIBITS



      4.     Standex International Corporation 1994 Stock Option Plan.

      5.     Opinion of Deborah A. Rosen as to the legality of the Common

             Stock.



      23.1   Consent of Deloitte & Touche LLP, independent public accountants.



      23.2   The Consent of Counsel is included in her opinion filed as

             Exhibit 5 hereto.



      24.    Powers of Attorney from John Bolten, Jr., William L. Brown, David

             R. Crichton, Samuel S. Dennis 3d, Thomas H. DeWitt,  Walter F.

             Greeley,  Daniel B. Hogan, Thomas L. King,  C. Kevin Landry,

             H. Nicholas Muller, III, Sol Sackel, and Lindsay M. Sedwick.



      ITEM 9.

                                  UNDERTAKINGS



      1.  The Company hereby undertakes:



          (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



            (i)    To include any prospectus required by Section 10(a)(3)

                   of the Securities Act of 1933;



            (ii)   To reflect in the prospectus of any facts or events

                   arising after the effective date of the registration

                   statement (or the most recent post-effective amendment

                   thereof) which, individually or in the aggregate,

                   represent a fundamental change in the information set

                   forth in the registration statement; and



            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the

                   registration statement or any material change to such

                   information in the registration statement;



      provided, however, that sub-paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section

      13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.



           (b)  That, for the purpose of determining any liability under the

      Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein,

      and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



           (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



      2.  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the

 Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.



      3.  Insofar as indemnification for liabilities arising under the

 Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,

 unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer of controlling person or the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the

 Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this

 Registration Statement to be signed on its behalf by the undersigned,

 thereunto duly authorized, in the Town of Salem, County of Rockingham and the

 State of New Hampshire, on the  26th day of April, 1995.



                                       STANDEX INTERNATIONAL CORPORATION





                                       By: /s/ Edward J. Trainor



                                           Edward J. Trainor, President



      Pursuant to the requirements of the Securities Act of 1933, this

 Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



 Date              Signature                    Title



                                                President, Chief Operating

 April 26, 1995    /s/  Edward J. Trainor       Officer and Director





                                                Corporate Controller

 April 26, 1995    /s/  Robert R. Kettinger     (Chief Accounting Officer)





     Edward J. Trainor has signed below on April 26, l995 as attorney-in-fact for the following Directors of the Registrant:



     John Bolten, Jr.                  Daniel B. Hogan

     William L. Brown                  Thomas L. King

     David R. Crichton                 C. Kevin Landry

     Samuel S. Dennis 3d               H. Nicholas Muller, III

     Thomas H. DeWitt                  Sol Sackel

     Walter F. Greeley                 Lindsay M. Sedwick







                                       /s/  Edward J. Trainor



                                       Edward J. Trainor

                                 EXHIBIT INDEX





                                                             SEQUENTIAL

    EXHIBIT                                                   PAGE NO.



       4           Standex International Corporation

                   1994 Stock Option Plan



       5           Legal Opinion



      23.1         Consent of Deloitte & Touche LLP,

                   Independent Public Accountants



      23.2         Consent of Deborah A. Rosen, as

                   counsel to the Company



      24           Powers of Attorney from:

                   John Bolten, Jr., William L. Brown,

                   David R. Crichton, Samuel S. Dennis 3d,

                   Thomas H. DeWitt, Walter F. Greeley,

                   Daniel B. Hogan, Thomas L. King, C. Kevin

                   Landry, H. Nicholas Muller, III, Sol Sackel

                   and Lindsay M. Sedwick